UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2005
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     Purchase of Mortgage-backed Securities
     On November 25, 2005, CSE Mortgage LLC, a wholly owned subsidiary of CapitalSource Inc., purchased five pools of mortgage-backed pass-through certificates (the “Securities”) issued by the Federal Home Loan Mortgage Corporation (commonly known as Freddie Mac). The Securities have an aggregate face amount of approximately $1.6 billion and were purchased at a discount to par of approximately $28.4 million. The Securities are backed by conforming prime mortgage loans that were originated as 7/1 hybrid adjustable rate mortgages and are seasoned approximately two years. The weighted average coupon rate on the Securities is 4.45%. We classified the Securities as trading securities, which are recorded at their estimated fair value with net unrealized gains or losses included in income.
     The acquisition was financed primarily under a master repurchase agreement with Citigroup Global Markets Inc., the terms of which are described in our Current Report on Form 8-K filed on November 23, 2005. We also entered into interest rate hedging activities with various financial institutions as discussed in our Current Report on Form 8-K filed on November 23, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 1, 2005	/s/ Steven A. Museles

Steven A. Museles
Senior Vice President, Chief
Legal Officer and Secretary